Exhibit 10.4

THIRD AMENDMENT
TO
LOAN AND SECURITY AGREEMENT

THIS THIRD AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into this 5th day of November, 2012, by and between Silicon Valley Bank (“Bank”) and CORNERSTONE ONDEMAND, INC., a Delaware corporation (“Borrower”) whose address is 1601 Cloverfield Blvd. #620, Santa Monica, CA 90404.
Recitals
A.Bank and Borrower have entered into that certain Loan and Security Agreement dated as of August 20, 2010, as amended by that certain First Amendment to Loan and Security Agreement dated as of May 26, 2011 and that certain Second Amendment to Loan and Security Agreement dated as of March 14, 2012 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).
B.Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.
C.Borrower has requested that Bank amend the Loan Agreement to (i) extend additional credit, (ii) remove references to the Revolving Line, and (iii) make certain other revisions to the Loan Agreement as more fully set forth herein.
D.Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.
Agreement
Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
1.Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.
2.Amendments to Loan Agreement.

2.1Section 2.1.1 (Facility B Equipment Advances). Section 2.1.1 of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“2.1.1    Facility B Equipment Advances.
(a)    Availability. Subject to the terms and conditions of this Agreement, during the Facility B Draw Period, Bank shall make advances (each, a “Facility B Equipment Advance” and, collectively, “Facility B Equipment Advances”) not exceeding the Facility B Equipment Line. Facility B Equipment Advances may only be used to finance Eligible Equipment purchased within ninety (90) days (determined based upon the applicable invoice date of such Eligible Equipment) before the date of each Facility B Equipment Advance. Notwithstanding the foregoing, the initial Facility B Equipment Advance may be used to finance Equipment purchased within two hundred ten (210) days (determined based upon the applicable invoice date of such Eligible Equipment) before the date of such Facility B Equipment Advance. Eligible Equipment must have been new when purchased by Borrower, except for such Eligible Equipment that is disclosed in writing to Bank by Borrower, and that Bank in its sole discretion has agreed to finance, prior to being financed by Bank. No Facility B Equipment Advance may exceed one hundred percent (100%) of the total invoice for Eligible Equipment (excluding taxes, shipping, warranty charges, freight discounts and installation expenses relating to such Eligible Equipment except to the extent such are allowed to be financed pursuant hereto as Other Equipment). Unless otherwise agreed to by Bank, not more than twenty-five percent (25%) of the proceeds of the Facility B Equipment Line shall be used to finance Other Equipment. Each Facility B Equipment Advance must be in an amount equal to the lesser of Two Hundred Fifty Thousand Dollars ($250,000) or the amount that has not yet been drawn under the Facility B Equipment Line. After repayment, no Facility B Equipment Advance may be reborrowed.
(b)    Repayment. Each Facility B Equipment Advance shall immediately amortize and be payable in (i) sixty (60) equal payments of principal plus (ii) monthly payments of accrued interest, beginning on the first day of the month next following the making of such Facility B

Equipment Advance and continuing on the same day of each month thereafter. Notwithstanding the foregoing, all unpaid principal and interest on each Facility B Equipment Advance shall be due on the applicable Facility B Equipment Maturity Date.”
2.2Section 2.2 (Overadvances). Section 2.2 of the Loan Agreement hereby is amended and restated in its entirety to read as follows:
“2.2    Intentionally Omitted.”
2.3Section 2.3 (Payment of Interest on the Credit Extensions). Section 2.3(a) is hereby amended and restated in its entirety as follows:
“(a)    Interest Rates
(i)    Equipment Advances. Subject to Section 2.3(b), the principal amount outstanding under the Equipment Line shall accrue interest at a floating per annum rate equal to one and one quarter percentage points (1.25%) above the WSJ Prime Rate.
(ii)    Facility B Equipment Advances. Subject to Section 2.3(b), the principal amount outstanding under the Facility B Equipment Line shall accrue interest at a floating per annum rate equal to one quarter of one percentage point (0.25%) below the WSJ Prime Rate.”
2.4Section 2.4 (Fees). Section 2.4(a) is hereby amended and restated in its entirety as follows:
“(a)    Facility Fee. If, as of the last day of the Facility B Draw Period, Borrower has received less than One Million Dollars ($1,000,000) of Facility B Equipment Advances, Borrower shall immediately pay Bank a facility fee equal to Ten Thousand Dollars ($10,000) on such day.”
2.5Section 2.5 (Payments; Application of Payments) Section 2.5(b) is hereby amended and restated in its entirety as follows:
“(b)    Intentionally Omitted.”
2.6Section 3.5 (Procedures for Borrower). Section 3.5 is hereby amended and restated in its entirety as follows:
“3.5    Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of an Equipment Advance or a Facility B Equipment Advance set forth in this Agreement, to obtain an Equipment Advance or a Facility B Equipment Advance, Borrower must notify Bank (which notice shall be irrevocable) by electronic mail or facsimile no later than 12:00 p.m. Pacific time one (1) Business Day before the proposed Funding Date. The notice shall be a Payment/Advance Form, must be signed by a Responsible Officer or designee, and shall include a copy of the invoice for the Equipment being financed. If Borrower satisfies the conditions of each Equipment Advance or a Facility B Equipment Advance, Bank shall disburse such Equipment Advance or a Facility B Equipment Advance by transfer to the Designated Deposit Account.”
2.7Section 5.3 (Eligible Recurring Revenue Contracts). Section 5.3 is hereby amended and restated in its entirety as follows:
“5.3    Intentionally Omitted.”
2.8Section 6.2 (Financial Statements, Reports, Certificates). Section 6.2 is hereby amended and restated in its entirety as follows:
“6.2    Financial Statements, Reports, Certificates. Deliver to Bank:
(a)    Quarterly Financial Statements. As soon as available, but no later than forty five (45) days after the last day of each fiscal quarter, a company prepared consolidated and consolidating balance sheet, income statement and statement of cash flows covering Borrower's and each of its Subsidiary's operations for such quarter certified by a Responsible Officer and in a form acceptable to Bank;

(b)    Annual Audited Financial Statements. As soon as available, but no later than one hundred twenty (120) days after the last day of Borrower's fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Bank in its reasonable discretion;
(c)    SEC Filings. Within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) shall be deemed to have been delivered if such documents are publicly available at the SEC's Electronic Data-Gathering, Analysis, and Retrieval system (or any successor to such system) or if Borrower posts such documents, or provides a link thereto, on Borrower's website on the Internet at Borrower's then-current website address;
(d)    Compliance Certificates. Concurrently with the delivery of any financial statements or filings pursuant to clauses (a), (b) or (c), a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such period, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank shall reasonably request;
(e)    Other Statements. Within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower's security holders or to any holders of Subordinated Debt;
(f)    Legal Action Notice. A prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, One Million Dollars ($1,000,000) or more;
(g)    Intellectual Property Notice.  (i) Prompt written notice of any material change in the composition of the material Intellectual Property, (ii) within thirty (30) days after the last day of each month, notice of the registration of any copyright, including any subsequent ownership right of Borrower in or to any copyright, patent or trademark not shown in the IP Security Agreement (other than non-exclusive licenses granted or received in the ordinary course of business) or previously disclosed in writing to Bank, and (iii) prompt written notice of Borrower's knowledge of an event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property;
(h)    Other Financial Information. Budgets, sales projections, operating plans and other financial information reasonably requested by Bank; and
(i)    Material Non-Public Information. Except with respect to information required to be delivered pursuant to this Section 6.2, in no event shall Borrower be required to deliver any information to Bank that would constitute material non-public information at the time of delivery.”
2.9Section 6.7 (Financial Covenants). Section 6.7 is hereby amended and restated in its entirety as follows:
“6.7    Financial Covenants. Maintain at all times, to be tested as of the last day of each quarter, unless otherwise noted, on a consolidated basis with respect to Borrower:
(a)    Adjusted Quick Ratio. A ratio of (i) unrestricted cash and investments at Bank plus net Accounts receivable to (ii) Current Liabilities less Deferred Revenue of at least 1.75:1:00 and provided further than unrestricted cash must be at least thirty five percent (35%) of the numerator in such calculation.”
2.10Section 8.1 (Payment Default). Section 8.1 is hereby amended and restated in its entirety as follows:

“8.1    Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the applicable Equipment Maturity Date or the Facility B Equipment Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (a) or (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);”
2.11Section 13 (Definitions). The following defined terms in Section 13.1 of the Loan Agreement hereby are deleted in their entireties:
“Advance”, “Advances,” “Applicable CMRR Multiplier”, “Applicable Non-Formula Amount”, “Availability Amount”, “Base CMRR”, “Borrowing Base”, “Borrowing Base Certificate”, “Borrowing Base Report” “CMRR”, “Dollar Renewal Rate”, “Eligible Recurring Revenue Contracts”, “Monitoring Window”, “Net Upsell Churn”, “Revolving Line”, “Revolving Line Maturity Date”.
2.12Section 13 (Definitions). The following terms and their respective definition set forth in Section 13.1 are amended in their entirety and replaced with the following:
“Credit Extension” is any Equipment Advance, Facility B Equipment Advance or any other extension of credit by Bank for Borrower's benefit.
“Facility B Draw Period” is the period of time from the Third Amendment Effective Date through May 5, 2014.
“Facility B Equipment Advance” is defined in Section 2.1.1(a).
“Facility Equipment Line” is a Facility B Equipment Advance or Facility B Equipment Advances in an aggregate amount of up to Five Million Dollars ($5,000,000).
“Facility B Equipment Maturity Date” is, for each Facility B Equipment Advance, a date sixty (60) months after such Facility B Equipment Advance but no later than May 1, 2019.
“Third Amendment Effective Date” is November 5, 2012.
2.13Exhibit C to the Agreement is hereby deleted in its entirety.
2.14Exhibit E to the Agreement is hereby replaced with Exhibit E attached hereto.
3.Limitation of Amendments.
3.1The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.
3.2This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.
4.Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:
4.1Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) to the best of Borrower's knowledge, no Event of Default has occurred and is continuing;
4.2Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;
4.4The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;
4.5The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;
4.6The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and
4.7This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors' rights.
5.Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
6.Effectiveness. This Amendment shall be deemed effective upon (i) the due execution and delivery to Bank of this Amendment by each party hereto and (ii) the due execution and delivery to Bank of updated Borrowing Resolutions.

[Signature page follows.]

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK	BORROWER

Silicon Valley Bank	Cornerstone OnDemand, Inc.

By: /s/ Troy V. Erickson	By: /s/ Perry A. Wallack
Name: Troy V. Erickson_____________	Name: Perry A. Wallack___________
Title: Relationship Manager__________	Title: Chief Financial Officer______________________

EXHIBIT E

COMPLIANCE CERTIFICATE

TO:    SILICON VALLEY BANK                    Date:
FROM: CORNERSTONE ONDEMAND, INC.

The undersigned authorized officer of CORNERSTONE ONDEMAND, INC. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”):
(1) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below; (2) there are no Events of Default; (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions (individually or in the aggregate in excess of $10,000) owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement; and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.

Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Annual financial statement (CPA Audited)	FYE within 120 days	Yes No
Quarterly financial statements	Quarterly within 45 days	Yes No
10‑Q, 10‑K and 8-K	Within 5 days after filing with SEC	Yes No
Compliance Certificate	Along with SEC reports	Yes No

The following Intellectual Property was registered (or a registration application submitted) after the Effective Date (if no registrations, state “None”)
___________________________________________________________________________________________
___________________________________________________________________________________________

Financial Covenants	Required	Actual	Complies

Adjusted Quick Ratio	1.75:1.00	_____:1.0	Yes No
Unrestricted Cash portion of the Numerator of the Adjusted Quick Ratio	35%	_______%	Yes No

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.
The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)
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CORNERSTONE ONDEMAND, INC. By: Name: Title:
BANK USE ONLY

Received by: _____________________
authorized signer
Date: _________________________

Verified: ________________________
authorized signer
Date: _________________________

Compliance Status:Yes No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.
Dated:    ____________________

I.    Adjusted Quick Ratio (Section 6.7(a)
Required:    1.75 : 1.00

Actual:

A.	Aggregate value of the unrestricted cash and investments of Borrower held at Bank	$_______
B.	Aggregate value of the net billed accounts receivable of Borrower (not to exceed 65% of the total amount of line C below	$_______
C..	Quick Assets (the sum of lines A and B)	$_______
D.	Aggregate value of liabilities that should, under GAAP, be classified as liabilities on Borrower's consolidated balance sheet, including all Indebtedness that matures within one (1) year	$_______
E.	Deferred Revenue
F.	Current Liabilities (line D minus line E)	$_______
G.	Adjusted Quick Ratio (line C divided by line F)

Is line G equal to or greater than 1.75:1:00?

  No, not in compliance                      Yes, in compliance